Exhibit 4.3

Unless the context otherwise requires, references in this exhibit to “we,” “us,” “our,” or “the Company” refer to Continental Resources, Inc.

DESCRIPTION OF CAPITAL STOCK
We are authorized to issue up to 1,000,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, $0.01 par value per share.
Common Stock
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election.
Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of us, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Our common stock is listed on the New York Stock Exchange under the symbol “CLR.”
Preferred Stock
Under the terms of our third amended and restated certificate of incorporation, as amended (our “amended and restated certificate of incorporation”), our board of directors is authorized to designate and issue shares of preferred stock in one or more series without shareholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:
•restricting dividends on the common stock;
•diluting the voting power of the common stock;
•impairing the liquidation rights of the common stock; and
•delaying or preventing a change in control of us.
Limitations on Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation provides that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except liability for:

•any breach of the director’s duty of loyalty to us or our shareholders;
•acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•under Section 1053 of the Oklahoma General Corporation Act (the “OGCA”) regarding unlawful dividends and stock purchases or redemptions; and
•any transaction from which the director derived any improper personal benefit.
This provision of our amended and restated certificate of incorporation eliminates our right and the rights of our shareholders to recover monetary damages against a director for breach of the director’s fiduciary duty of care, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate our rights or the rights of any shareholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care.
Our amended and restated certificate of incorporation provides that we shall indemnify, to the fullest extent permitted by the laws of the State of Oklahoma as from time to time in effect, our directors and officers, and may indemnify our employees and agents, and all other persons we are authorized to indemnify under the provisions of the OGCA.

Our third amended and restated bylaws (our “amended and restated bylaws”) also provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us.
Our amended and restated bylaws also provide that:

•we may indemnify our other employees and agents to the extent that we indemnify our officers and directors; and
•we will be required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by law and, the indemnification and advancement of expenses, shall be deemed to be contractual rights upon which the directors and officers are presumed to have relied in determining to serve or to continue to serve in their capacity with us.
We also have entered into indemnification agreements with each of our directors and officers to give them additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections.
Anti-takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and of Oklahoma Law
Our amended and restated certificate of incorporation and amended and restated bylaws contain the following additional provisions, some of which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, some provisions of the OGCA, if applicable to us, may hinder or delay an attempted takeover without prior approval of our board of directors.
Provisions of our amended and restated certificate of incorporation and amended and restated bylaws and of the OGCA could discourage attempts to acquire us or remove incumbent management. These provisions could, therefore, prevent shareholders from receiving a premium over the market price for the shares of common stock they hold.
Filling Board of Directors Vacancies; Removal. Our amended and restated certificate of incorporation provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors or any vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled by the affirmative vote of a majority of our directors then in office, though less than a quorum. Each director will hold office until his or her successor is elected and qualified, or until the director’s earlier death, resignation, retirement or removal from office. Any director may resign at any time upon written notice to us.
Our amended and restated certificate of incorporation provides that, for so long as Harold G. Hamm, our Executive Chairman and principal shareholder, and his affiliates own 50% or more of our outstanding shares of capital stock entitled to vote in the election of directors, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of our outstanding shares of capital stock entitled to vote in the election of directors. However, from and after the date on which Mr. Hamm and his affiliates cease to own 50% or more of our outstanding shares of capital stock entitled to vote in the election of directors, directors may be removed only for cause by the affirmative vote of the holders of a majority of our outstanding shares of capital stock entitled to vote in the election of directors.
Shareholder Action by Written Consent. Our amended and restated certificate of incorporation provides that, for so long as Mr. Hamm and his affiliates own 50% or more of our outstanding shares of capital stock entitled to vote in the election of directors, any action required or permitted to be taken by our shareholders may be taken at a duly called meeting of shareholders or by the written consent of shareholders owning the minimum number of shares required to approve the action. However, from and after the date on which Mr. Hamm and his affiliates cease to own 50% or more of our outstanding shares of capital stock entitled to vote in the election of directors, shareholders will not be permitted to act by written consent.
Call of Special Meetings. Our amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of our shareholders may be called at any time only by the chairman of the board, by the president, or by the board of directors acting pursuant to a resolution adopted by the board.
Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our amended and restated bylaws provide that shareholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. With respect to the nomination of directors, to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at an annual meeting of shareholders, not less than 90 days nor more than 120 days prior to the one-year anniversary date of the preceding year’s annual meeting of the shareholders of the company and (ii) with respect to an election of directors to be held at a special meeting of shareholders, not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting is first made. With respect to other business to be brought before an annual meeting of shareholders, to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary date of the preceding year’s annual meeting of the shareholders of the company. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
No Cumulative Voting. Under cumulative voting, a minority shareholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. The OGCA provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.
Authorized but Unissued Shares. Our amended and restated certificate of incorporation does not require shareholder approval for authorized but unissued shares of common stock and preferred stock, accordingly our board of directors has authority to issue authorized but unissued shares from time to time, subject to various limitations imposed by the New York Stock Exchange. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Pursuant to the OGCA, our amended and restated certificate of incorporation may not be repealed or amended, in whole or in part, without the approval of the holders of at least a majority of the outstanding shares of our capital stock. In addition, after such time as Mr. Hamm and his affiliates cease to own 50% or more of our outstanding shares of capital stock entitled to vote in the election of directors, the provision of our amended and restated certificate of incorporation relating to the classification of our board of directors may not be repealed or amended without the approval of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote in the election of directors.
Our amended and restated certificate of incorporation permits our board of directors to adopt, amend and repeal our bylaws. Our amended and restated bylaws can be amended by either our board of directors or, as long as Mr. Hamm and his affiliates own 50% or more of our outstanding shares of capital stock entitled to vote in the election of directors, the affirmative vote of the holders of at least a majority of the outstanding shares of our capital stock entitled to vote in the election of directors.
Oklahoma Business Combination Statute. Under the terms of our amended and restated certificate of incorporation and as permitted under the OGCA, we have elected not to be subject to Section 1090.3 of the OGCA, Oklahoma’s anti-takeover law. In general this section prevents an “interested shareholder” from engaging in a “business combination” with us for three years following the date the person became an interested shareholder, unless:

•prior to the date the person became an interested shareholder, our board of directors approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;
•upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owns stock having at least 85% of all voting power at the time the transaction commenced, excluding stock held by our directors who are also officers and stock held by certain employee stock plans; or
•on or subsequent to the date of the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of all voting power not attributable to shares owned by the interested shareholder.
An “interested shareholder” is defined, generally, as any person that owns stock having 15% or more of all of our voting power, any person that is an affiliate or associate of us and owned stock having 15% or more of all of our voting power at any time within the three-year period prior to the time of determination of interested shareholder status, and any affiliate or associate of such person.
A “business combination” generally includes:

•any merger or consolidation involving us and an interested shareholder;

•any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder of 10% or more of our assets;
•subject to certain exceptions, any transaction that results in the issuance or transfer by us of any of our stock to an interested shareholder;
•any transaction involving us that has the effect of increasing the proportionate share of the stock of any class or series or voting power owned by the interested shareholder;
•the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through us; or
•any share acquisition by the interested shareholder pursuant to Section 1090.1 of the OGCA.
Because we opted out of Section 1090.3 of the OGCA, any interested shareholder can pursue a business combination transaction that is not approved by our board of directors.
Oklahoma Control Share Statute. Under the terms of our amended and restated certificate of incorporation and as permitted under the OGCA, we have elected not to be subject to Sections 1145 through 1155 of the OGCA, Oklahoma’s control share acquisition statute. In general, Section 1145 of the OGCA defines “control shares” as our issued and outstanding shares that, in the absence of the Oklahoma control share statute, would have voting power, when added to all of our other shares that are owned, directly or beneficially, by an acquiring person or over which the acquiring person has the ability to exercise voting power, that would entitle the acquiring person, immediately after the acquisition of the shares to exercise, or direct the exercise of, such voting power in the election of directors within any of the following ranges of voting power:

•one-fifth (1/5) or more but less than one-third (1/3) of all voting power;
•one-third (1/3) or more but less than a majority of all voting power; or
•a majority of all voting power.
A “control share acquisition” means the acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, “control shares.” After a control share acquisition occurs, the acquiring person is subject to limitations on the ability to vote such control shares. Specifically, Section 1149 of the OGCA provides that under most control share acquisition scenarios, “the voting power of control shares having voting power of one-fifth (1/5) or more of all voting power is reduced to zero unless the shareholders of the issuing public corporation approve a resolution…according the shares the same voting rights as they had before they became control shares.” Section 1153 of the OGCA provides the procedures for obtaining shareholder consent of a resolution of an “acquiring person” to determine the voting rights to be accorded the shares acquired or to be acquired in the control share acquisition.
Because we opted out of Sections 1145 through 1155 of the OGCA, any shareholder holding control shares has the right to vote his or its shares in full in the election of directors.
Registration Rights
In connection with our initial public offering, we entered into a registration rights agreement with a trust controlled by our principal shareholder and two trusts established for the benefit of Mr. Hamm’s children granting certain demand and “piggyback” registration rights with respect to all of the shares of common stock owned by such trusts at such time. In September 2015, each of such trusts transferred the securities subject to this registration rights agreement to the Harold Hamm Family LLC (the “Hamm LLC”). As a result, the rights of each such trust under such registration rights agreement may be assigned to Hamm LLC at each such trust’s direction. We also entered into a registration rights agreement with a trust controlled by our principal shareholder and our current Vice Chairman of Strategic Growth Initiatives granting certain demand and “piggyback” registration rights with respect to all the shares of common stock issued by us to the foregoing in connection with our acquisition in 2012 of certain crude oil and natural gas properties of Wheatland Oil Inc. In September 2015, the trust mentioned in the prior sentence transferred the securities subject to this registration rights agreement to the Hamm LLC. As a result, the rights of such trust under this registration rights agreement may be assigned to Hamm LLC at such trust’s direction.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.